As filed with the Securities and Exchange Commission on November 21, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FORTIS INC.
(Exact name of Registrant as specified in its charter)

Newfoundland and Labrador, Canada
(Province or other jurisdiction of incorporation or organization)

4911
(Primary Standard Industrial Classification Code Number)

98-0352146
(I.R.S. Employer Identification No.)

Fortis Place, Suite 1100
5 Springdale Street
St. John’s, Newfoundland and Labrador
Canada A1E 0E4
(709) 737-2800
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System
28 Liberty Street
New York, New York 10015
(212) 894-8940
(Name, address (including zip code) and telephone number (including area code)
of agent for service in the United States)

Copy to:
James R. Reid
Executive Vice President, Sustainability
and Chief Legal Officer
Fortis Inc.
Fortis Place, Suite 1100
5 Springdale Street
St. John’s, Newfoundland and
Labrador, Canada
A1E 0E4
(709) 737-2800

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after the effective date of this Registration Statement.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):
A.   ☒
Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada)

B.   ☐
At some future date (check the appropriate box below)

1.   ☐
pursuant to Rule 467(b) on (      ) at (      ) (designate a time not sooner than 7 calendar days after filing).

2.   ☐
pursuant to Rule 467(b) on (      ) at (      ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (      ).

3.   ☐
pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.   ☐
after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
I-1

Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in each of the provinces of Canada. Copies of the documents incorporated by reference herein may be obtained on request without charge from the Corporate Secretary of Fortis at Suite 1100, 5 Springdale Street, P.O. Box 8837, St. John’s, Newfoundland and Labrador A1B 3T2 (telephone (709) 737-2800) and are also available electronically at www.sedar.com.
SHORT FORM BASE SHELF PROSPECTUS
New Issue and/or Secondary Offering	November 21, 2022
FORTIS INC.
$2,000,000,000
COMMON SHARES
FIRST PREFERENCE SHARES
SECOND PREFERENCE SHARES
SUBSCRIPTION RECEIPTS
DEBT SECURITIES
We may from time to time offer and issue common shares (“Common Shares”), first preference shares (“First Preference Shares”), second preference shares (“Second Preference Shares”), subscription receipts (“Subscription Receipts”), and/or unsecured debt securities (“Debt Securities”, and together with the Common Shares, First Preference Shares, Second Preference Shares and Subscription Receipts, the “Securities”), having an aggregate offering price of up to $2,000,000,000 (or the equivalent in U.S. dollars or other currencies), during the 25 month period that this short form base shelf prospectus (the “Prospectus”), including any amendments hereto, remains valid. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying prospectus supplement (a “Prospectus Supplement”). This Prospectus may qualify an “at-the-market distribution” as defined in National Instrument 44-102 — Shelf Distributions (“NI 44-102”).
We are permitted, under the multijurisdictional disclosure system (“MJDS”) adopted by the United States of America (“U.S.”) and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements. You should be aware that such requirements are different from those of the U.S.
Financial statements incorporated by reference herein have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).
Prospective investors should be aware that the acquisition of Securities described herein may subject them to tax consequences in both the U.S. and Canada. This Prospectus may not describe these tax consequences fully. You should read the tax discussion contained in any applicable Prospectus Supplement.
Your ability to enforce civil liabilities under U.S. federal securities laws may be affected adversely because (a) our company is incorporated under the laws of the Province of Newfoundland and Labrador, Canada, (b) some of our officers and directors and some of the experts named in this Prospectus are non-U.S. residents, and (c) some of our assets and some of the assets of those officers, directors and experts may be located outside of the U.S.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR HAS THE SEC PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
No underwriter or dealer has been involved in the preparation of, or has performed any review of, this Prospectus.
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The specific variable terms of any offering of Securities will be set out in the applicable Prospectus Supplement including, where applicable: (a) in the case of Common Shares, the number of shares offered and the offering price (or the manner of determination thereof if offered on a non-fixed price basis, including sales in transactions that are deemed to be “at-the-market distributions” as defined in NI 44-102); (b) in the case of First Preference Shares and Second Preference Shares, the designation of the particular series, the number of shares offered, the offering price (or the manner of determination thereof if offered on a non-fixed price basis), the currency or currency unit for which such shares may be purchased, any voting rights, any rights to receive dividends, any terms of redemption, any conversion or exchange rights and any other specific terms; (c) in the case of Subscription Receipts, the offering price (or the manner of determination thereof if offered on a non-fixed price basis), the procedures for the exchange of Subscription Receipts for Common Shares, First Preference Shares, Second Preference Shares or Debt Securities, as the case may be, and any other specific terms; and (d) in the case of Debt Securities, the designation of the Debt Securities, the aggregate principal amount of the Debt Securities being offered, the currency or currency unit in which the Debt Securities may be purchased, authorized denominations, any limit on the aggregate principal amount of the Debt Securities of the series being offered, the issue and delivery date, the maturity date, the offering price (at par, at a discount or at a premium), the interest rate or method of determining the interest rate, the interest payment date(s), any conversion or exchange rights that are attached to the Debt Securities, any redemption provisions, any repayment provisions and any other specific terms. A Prospectus Supplement may include other specific variable terms pertaining to the Securities that are not within the alternatives and parameters described in this Prospectus.
The Corporation has determined that, as of the date hereof, it qualifies as a “well-known seasoned issuer” under the WKSI Blanket Orders (as defined below). See “Well-Known Seasoned Issuer”. All shelf information permitted under applicable laws to be omitted from this Prospectus that has been omitted will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus, except in cases where an exemption from such delivery requirements is available. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains. Prospective investors should read this Prospectus and any applicable Prospectus Supplement carefully before investing in any Securities issued pursuant to the Prospectus.
We may sell the Securities to or through underwriters or dealers purchasing as principals and may also sell the Securities to one or more purchasers directly, subject to obtaining any required exemptive relief, or through agents. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent, if any, engaged by us in connection with the offering and sale of Securities and will set forth the terms of the offering of such Securities, the method of distribution of such Securities including, to the extent applicable, the proceeds to us, and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution. Securities may be sold from time to time in one or more transactions at a fixed price or fixed prices, or at non-fixed prices. If offered on a non-fixed price basis, Securities may be offered at market prices prevailing at the time of sale or at prices to be negotiated with purchasers at the time of sale, which prices may vary between purchasers and during the period of distribution. If Securities are offered on a non-fixed price basis, the underwriters’, dealers’ or agents’ compensation will be increased or decreased by the amount by which the aggregate price paid for Securities by the purchasers exceeds or is less than the gross proceeds paid by the underwriters, dealers or agents to us. See “Plan of Distribution”.
This Prospectus also qualifies the distribution of Securities by certain of our securityholders, including one or more of our wholly owned subsidiaries (each a “Selling Securityholder”). One or more Selling Securityholders may sell Securities to or through underwriters or dealers purchasing as principals and may also sell the Securities to one or more purchasers directly, through statutory exemptions, or through agents designated from time to time. See “Plan of Distribution” and “Selling Securityholders”.
Our Common Shares, Cumulative Redeemable First Preference Shares, Series F (“First Preference Shares, Series F”), Cumulative Redeemable Five-Year Fixed Rate Reset First Preference Shares, Series G (“First Preference Shares, Series G”), Cumulative Redeemable Five-Year Fixed Rate Reset First Preference Shares, Series H (“First Preference Shares, Series H”), Cumulative Redeemable Floating Rate First Preference Shares, Series I (“First Preference Shares, Series I”), Cumulative Redeemable First Preference Shares, Series J (“First Preference Shares, Series J”), Cumulative Redeemable Fixed Rate Reset First Preference Shares, Series K (“First Preference Shares, Series K”) and Cumulative Redeemable Fixed Rate Reset First Preference Shares, Series M (“First Preference Shares, Series M”) are listed on the Toronto Stock Exchange (“TSX”) under the symbols “FTS”, “FTS.PR.F”, “FTS.PR.G”, “FTS.PR.H”, “FTS.PR.I”, “FTS.PR.J”, “FTS.PR.K” and “FTS.PR.M”, respectively. Our Common Shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “FTS”. There is currently no market
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through which the First Preference Shares, Second Preference Shares, Subscription Receipts or Debt Securities may be sold and purchasers may not be able to resell any First Preference Shares, Second Preference Shares, Subscription Receipts or Debt Securities purchased under this Prospectus. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. See the “Risk Factors” section of the applicable Prospectus Supplement.
This Prospectus does not qualify for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items. For greater certainty, this Prospectus may qualify for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or bankers’ acceptance rate, or to recognized market benchmark interest rates.
Subject to applicable laws, in connection with any offering of Securities, other than an “at-the-market distribution”, the underwriters, dealers or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities at levels other than those which may prevail on the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. A purchaser who acquires Securities forming part of the underwriters’, dealers’ or agents’ over-allocation position acquires those Securities under this Prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the over-allotment option or secondary market purchases. See “Plan of Distribution”.
No underwriter of an “at-the-market distribution”, and no person or company acting jointly or in concert with an underwriter, may, in connection with the distribution, enter into any transaction that is intended to stabilize or maintain the market price of the Securities or securities of the same class as the Securities distributed under this Prospectus, including selling an aggregate number or principal amount of Securities that would result in the underwriter creating an over-allocation position in the Securities.
Each of Mr. Paul J. Bonavia, Mr. Lawrence T. Borgard, Ms. Maura J. Clark, Ms. Lisa Crutchfield, Ms. Margarita K. Dilley, Ms. Julie A. Dobson and Ms. Gianna M. Manes is a director of Fortis and Mr. David G. Hutchens is an officer and director of Fortis who resides outside of Canada. Each of Mr. Paul J. Bonavia, Mr. Lawrence T. Borgard, Ms. Maura J. Clark, Ms. Lisa Crutchfield, Ms. Margarita K. Dilley, Ms. Julie A. Dobson, Ms. Gianna M. Manes and Mr. David G. Hutchens has appointed Fortis Inc., Suite 1100, 5 Springdale Street, P.O. Box 8837, St. John’s, Newfoundland and Labrador A1B 3T2, as agent for service of process. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person who resides outside of Canada, even if the party has appointed an agent for service of process.

i

NOTICE TO READERS
This Prospectus provides a general description of the Securities that we may offer. Each time we sell Securities under this Prospectus, we will provide you with a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before investing in any Securities, you should read both this Prospectus and any applicable Prospectus Supplement, together with the additional information described below and in the applicable Prospectus Supplement under “Documents Incorporated by Reference”.
Investors should rely only on the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement. We have not authorized anyone to provide investors with different or additional information. We are not making an offer of Securities in any jurisdiction where the offer is not permitted by law. Prospective investors should not assume that the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement is accurate as of any date other than the date on the front of the applicable Prospectus Supplement.
Unless we have indicated otherwise, or the context otherwise requires, references in this Prospectus to “Fortis”, the “Corporation”, “we”, “us” and “our” refer to Fortis Inc. and our consolidated subsidiaries.
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION
This Prospectus and the documents incorporated by reference in this Prospectus contain forward-looking information within the meaning of applicable Canadian securities laws and forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 (which we refer to as “forward-looking information”). Forward-looking information reflects our current expectations regarding future growth, results of operations, performance, business prospects and opportunities. Wherever possible, words such as anticipates, believes, budgets, could, estimates, expects, forecasts, intends, may, might, plans, projects, schedule, should, target, will, would, and the negative of these terms, and other similar terminology or expressions have been used to identify the forward-looking information, which includes, without limitation: targeted annual dividend growth through 2027; forecast capital expenditures for 2022 and 2023-2027, including cleaner energy investments; the expectation that volatility in energy prices, global supply chain constraints and rising inflation will not have a material impact on operations or financial results in 2022 or the 2023-2027 capital plan; forecast rate base and rate base growth for 2022 through 2027; the expectation that long-term growth in rate base will support earnings and dividend growth and reduce the dividend payout ratio over time to be in line with historical levels; the nature, timing, benefits and expected costs of certain capital projects, including the transmission projects of ITC (as defined below) associated with the Midcontinent Independent System Operator, Inc. (“MISO”) Long-Range Transmission Plan, the Vail-to-Tortolita Transmission Project of UNS (as defined below), UNS renewable energy and storage projects, FortisBC Energy (as defined below) Tilbury LNG Storage Expansion, FortisBC Energy Gas AMI Project, FortisBC Energy Eagle Mountain Woodfibre Gas Line Project, FortisBC Energy Tilbury 1B, FortisBC Energy Okanagan Capacity Upgrade, and the Wataynikaneyap Transmission Power Project, and additional opportunities beyond the capital plan, including investments related to the Inflation Reduction Act, the MISO Long-Range Transmission Plan, climate adaptation and grid resiliency, and renewable fuel solutions and liquefied natural gas infrastructure in British Columbia; the anticipated impacts of the Inflation Reduction Act, including impacts on the transition to a cleaner energy future and on the MISO Long-Range Transmission Plan and TEP’s Integrated Resource Plan; the 2035 greenhouse gas emissions reduction target and projected asset mix; the 2050 net-zero direct greenhouse gas emissions target; planned coal retirements and the expectation to exit coal by 2032; the expectation that the introduction of a corporate alternative minimum income tax will not have a material impact on financial results, operating cash flow or credit ratings; the expected timing, outcome and impact of regulatory proceedings and decisions; the expected funding sources for operating expenses, interest costs and capital expenditures; the expectation that maintaining the targeted capital structure of the regulated operating subsidiaries will not have an impact on our ability to pay dividends in the foreseeable future; the expected consolidated fixed-term debt maturities and repayments over the next five years; the expectation that we and our subsidiaries will continue to have access to long-term capital and will remain compliant with debt covenants in 2022; and the expected uses of proceeds from debt financings.
Forward-looking information involves significant risks and assumptions. Certain material factors or assumptions have been applied in drawing the conclusions contained in the forward-looking information, including, without limitation: no material impact from volatility in energy prices, global supply chain constraints and rising inflation; reasonable regulatory decisions and the expectation of regulatory stability; the successful execution of the five-year capital plan; no material capital project or financing cost overrun; no material changes in the assumed U.S. dollar to Canadian dollar exchange rate; sufficient human resources to deliver service and execute the capital plan; the realization of additional opportunities beyond the capital plan; our board of directors (the “Board of Directors”) exercising its discretion to declare dividends, taking into account our financial performance and condition; no significant variability in interest rates; no significant operational disruptions or environmental liability or upset; the continued ability to maintain the performance of the electricity and gas systems; no severe and prolonged economic downturn; sufficient liquidity and capital resources; the ability to hedge exposures to fluctuations in foreign exchange rates, natural gas prices and electricity prices; the continued availability of natural gas, fuel, coal and electricity supply; continuation of power supply and capacity purchase contracts; no significant changes in government energy plans, environmental laws and regulations that could have a material negative impact; maintenance of adequate insurance coverage; the ability to obtain and maintain licences and permits; retention of existing service areas; no significant changes in tax laws and the continued tax deferred treatment of earnings from our foreign operations; continued maintenance of information technology infrastructure and no material breach of cybersecurity; continued favourable relations with Indigenous Peoples; and favourable labour relations.
We caution readers that a number of factors could cause actual results, performance or achievements to differ materially from those discussed or implied in the forward-looking information. These factors should be considered carefully and undue reliance should not be placed on the forward-looking information. Key risk factors include, but are not limited to: uncertainty regarding the outcome of regulatory proceedings at our utilities; risks associated with climate change, physical risks and service disruption, including cybersecurity risk; risks related to environmental laws and regulations; the impact of weather variability and seasonality on heating and cooling loads, gas distribution volumes and hydroelectric generation; risks associated with the competitiveness of natural gas; the impact of pandemics and public health crises, including the COVID-19 pandemic; risks associated with capital projects and the impact on our continued growth; risks associated with commodity price volatility and supply of purchased power; and interest rate and foreign exchange risks. This list is not exhaustive of the factors that may affect any of our forward-looking information. For additional information with respect to our risk factors, reference should be made to the section of this Prospectus entitled “Risk Factors”, to the documents incorporated by reference herein and to our continuous disclosure materials filed from time to time with Canadian and U.S. securities regulatory authorities.
Although we have attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in the forward-looking information, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. This forward-looking information is made as of the date of this Prospectus. There can be no assurance that the forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers are cautioned not to place undue reliance on the forward-looking information. All forward-looking information in this Prospectus and in the documents incorporated by reference herein is qualified in its entirety by the above cautionary statements and, except as required by law, we undertake no obligation to revise or update any forward-looking information as a result of new information, future events or otherwise.
USE OF NON-U.S. GAAP FINANCIAL MEASURES
This Prospectus, including the documents incorporated by reference herein, contains non-U.S. GAAP financial measures including “adjusted common equity earnings”, “adjusted basic EPS”, “adjusted EPS”, “adjusted payout ratio”, “capital expenditures”, “adjusted net earnings attributable to common equity shareholders” and “adjusted EPS for annual incentive purposes”. For a detailed description of each of the non-U.S. GAAP measures used in this Prospectus, including the documents incorporated by reference herein, and a reconciliation to the most directly comparable measure under U.S. GAAP, refer to the “Non-U.S. GAAP Financial Measures” section of the Annual MD&A (as defined under the heading “Documents Incorporated by Reference” below) on pages 13 to 14 and the “About non-US GAAP measures” section of the Circular (as defined under the heading “Documents Incorporated by Reference” below) on page 107. Each non-U.S. GAAP financial measure has been defined in the “Glossary” section of the Annual MD&A on pages 42 to 43. The non-GAAP financial measures set out in this Prospectus, including the documents incorporated by reference herein, are intended to provide additional information to investors and do not have any standardized meaning under U.S. GAAP, and therefore may not be comparable to other issuers, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
The following documents have been filed with the SEC as part of our registration statement on Form F-10 (the “Registration Statement”): the documents referred to under the heading “Documents Incorporated by Reference”; the consent of Deloitte LLP; the consent of Davies Ward Phillips & Vineberg LLP; the power of attorney of the directors and officers of Fortis; the U.S. Indenture (as defined under the heading “Description of Securities Offered — Debt Securities” below); and the Statement of Eligibility on Form T-1 under the U.S. Trust Indenture Act of 1939 of The Bank of New York Mellon.
DOCUMENTS INCORPORATED BY REFERENCE
Information has been incorporated by reference in this Prospectus from documents filed by us with securities commissions or similar authorities in Canada. Our disclosure documents listed below and filed with the appropriate securities commissions or similar regulatory authorities in each of the provinces of Canada are specifically incorporated by reference into and form an integral part of this Prospectus:
(a)
our Annual Information Form dated February 10, 2022, for the fiscal year ended December 31, 2021;

(b)
our audited consolidated financial statements as at December 31, 2021 and December 31, 2020 and for the fiscal years then ended, together with the notes thereto, and the auditor’s reports thereon of Deloitte LLP dated February 10, 2022;

(c)
our Management Discussion and Analysis of financial condition and results of operations dated February 10, 2022 for the fiscal year ended December 31, 2021 (the “Annual MD&A”);

(d)
our Management Information Circular dated March 18, 2022 prepared in connection with our annual and special meeting of shareholders held on May 5, 2022 (the “Circular”);

(e)
our unaudited comparative interim condensed consolidated financial statements as at September 30, 2022 and for the three and nine months ended September 30, 2022 and 2021, together with the notes thereto; and

(f)
our Management Discussion and Analysis of financial condition and results of operations for the three and nine months ended September 30, 2022 (the “Interim MD&A”).

Any document of the type referred to above or required to be incorporated by reference herein pursuant to National Instrument 44-101 — Short Form Prospectus Distributions, including any material change report (other than any confidential material change report), any business acquisition report, and any “template version” of “marketing materials” (each as defined in National Instrument 41-101 — General Prospectus Requirements) subsequently filed by us with such securities commissions or regulatory authorities in Canada after the date of this Prospectus, and prior to the termination of the distribution under this Prospectus, shall be deemed to be incorporated by reference into this Prospectus.
Documents filed by us with the SEC or similar authorities in Canada which are in our current reports on Form 6-K or annual reports on Form 40-F under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), in each case after the date of this Prospectus, shall be deemed to be incorporated by reference as exhibits to the Registration Statement of which this Prospectus forms a part and, in addition, any other report on Form 6-K and the exhibits thereto shall be deemed to be incorporated by reference into this Prospectus or as exhibits to the Registration Statement, if and to the extent expressly provided in such reports. Our current reports on Form 6-K and our annual reports on Form 40-F are available on the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) website at www.sec.gov.
Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
When we file a new annual information form and audited consolidated financial statements and related management discussion and analysis with, and where required, they are accepted by, the applicable securities regulatory authorities during the time that this Prospectus is valid, the previous annual information form, the previous audited consolidated financial statements and related management discussion and analysis and all unaudited interim condensed consolidated financial statements and related management discussion and analysis for such periods, all material change reports and any information circular and business acquisition report filed prior to the commencement of our financial year in which the new annual information form is filed will be deemed no longer to be incorporated by reference in this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon new unaudited interim condensed consolidated financial statements and the accompanying management discussion and analysis being filed by us with the applicable securities regulatory authorities during the term of this Prospectus, all unaudited interim condensed consolidated financial statements and accompanying management’s discussion and analysis filed prior to the filing of the new unaudited interim condensed consolidated financial statements shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder.
One or more Prospectus Supplements containing the specific variable terms of an offering of Securities and any additional or updated information will be delivered to purchasers of such Securities together with this Prospectus, except in cases where an exemption from such delivery requirements is available, and will be deemed to be incorporated by reference into this Prospectus for the purposes of applicable securities laws as of the date of any such Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.
Copies of the documents incorporated by reference herein may be obtained on request without charge from our Corporate Secretary at Suite 1100, 5 Springdale Street, P.O. Box 8837, St. John’s, Newfoundland and Labrador A1B 3T2 (telephone (709) 737-2800). These documents are also available through the Internet on our website at www.fortisinc.com or on the Canadian System for Electronic Document Analysis and Retrieval (“SEDAR”), which can be accessed at www.sedar.com. The information contained on, or accessible through, any of these websites is not incorporated by reference into this Prospectus and is not, and should not be considered to be, a part of this Prospectus, unless it is explicitly so incorporated.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
In addition to our continuous disclosure obligations under the securities laws of the provinces of Canada, we are subject to the informational requirements of the Exchange Act and in accordance therewith file reports and other information with the SEC. Under MJDS, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the U.S. Any information filed with the SEC is electronically available on EDGAR, and may be accessed at www.sec.gov.
We have filed with the SEC a Registration Statement under the U.S. Securities Act of 1933, as amended, with respect to the Securities offered by this Prospectus. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the Securities offered in this Prospectus, reference is made to the Registration Statement and to the schedules and exhibits filed therewith. Statements contained in this Prospectus as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. In connection with any offering of Securities, we will prepare a Prospectus Supplement that will contain specific information about the terms of such offering and the Prospectus Supplement will be delivered to purchasers of such Securities together with this Prospectus except in cases where an exemption from such delivery requirements is available. The Prospectus Supplement may also add, update or change information contained in this Prospectus.
PRESENTATION OF FINANCIAL INFORMATION
Financial statements incorporated by reference herein have been prepared in accordance with U.S. GAAP. Certain calculations included in tables and other figures in this Prospectus have been rounded for clarity of presentation.
CURRENCY AND EXCHANGE RATE INFORMATION
This Prospectus contains references to U.S. dollars and Canadian dollars. All dollar amounts referenced, unless otherwise indicated, are expressed in Canadian dollars. References to “$” or “C$” are to Canadian dollars and references to “US$” are to U.S. dollars. The following table shows, for the years and dates indicated, certain information regarding the Canadian dollar/U.S. dollar exchange rate. The information is based on the closing exchange rate as reported by Bloomberg. Such exchange rate on November 17, 2022 was C$1.3328 = US$1.00.
	Period End	Average	Low	High
	(C$ per US$)
Year ended December 31,
2021	1.2637	1.2535	1.2007	1.2964
2020	1.2725	1.3424	1.2688	1.4668
Quarter ended,
September 30, 2022	1.3829	1.3061	1.2746	1.3751
June 30, 2022	1.2873	1.2765	1.2453	1.3057
March 31, 2022	1.2505	1.2607	1.2430	1.2901
FORTIS
We are a well-diversified leader in the North American regulated electric and gas utility industry, with revenue of C$9.4 billion and C$7.9 billion for the year ended December 31, 2021 and the nine months ended September 30, 2022, respectively, and total assets of C$58 billion as at December 31, 2021.
Regulated utilities account for 99% of our assets with the remainder primarily attributable to non-regulated energy infrastructure. Our 9,100 employees serve 3.4 million utility customers in five Canadian provinces, nine U.S. states and three Caribbean countries. As at December 31, 2021, 66% of our assets were located outside Canada and 57% of 2021 revenue was derived from foreign operations.
Our business segments are:
(a)
Regulated Independent Transmission — United States: consisting of the electric transmission operations of ITC Holdings Corp. (“ITC”), which is our indirect subsidiary, with Eiffel Investment Pte Ltd (an affiliate of GIC Pte Ltd.) owning a 19.9% interest in ITC. ITC’s business consists primarily of the electric transmission operations of ITC’s regulated operating subsidiaries, which include International Transmission Company, Michigan Electric Transmission Company, LLC, ITC Midwest LLC (“ITC Midwest”), ITC Great Plains, LLC and ITC Interconnection LLC. ITC owns and operates high-voltage transmission systems in Michigan’s Lower Peninsula and portions of Iowa, Minnesota, Illinois, Missouri, Kansas and Oklahoma that transmit electricity from generating stations to local distribution facilities connected to ITC’s systems;

(b)
Regulated Electric & Gas Utilities — United States: consisting of vertically integrated electrical and gas utilities in the state of Arizona: Tucson Electric Power Company (“TEP”), UNS Electric, Inc.

and UNS Gas, Inc., each a subsidiary of UNS Energy Corporation (“UNS”); together with Central Hudson Gas & Electric Corporation, a regulated transmission and distribution utility located in New York State’s Mid-Hudson River Valley;
(c)
Regulated Electric & Gas Utilities — Canadian and Caribbean: consisting of: (i) FortisBC Energy Inc. (“FortisBC Energy”), the largest distributor of natural gas in British Columbia, serving residential, commercial and industrial and transportation customers in more than 135 communities; (ii) FortisAlberta Inc., a regulated electric distribution utility serving a substantial portion of southern and central Alberta; (iii) FortisBC Inc., an integrated, regulated electric utility serving the southern interior of British Columbia; (iv) Newfoundland Power Inc., a regulated electric utility that operates throughout the island portion of the Province of Newfoundland and Labrador; (v) Maritime Electric Company, Limited, a regulated electric utility on Prince Edward Island; (vi) FortisOntario Inc., which provides regulated, integrated electric utility service in Fort Erie, Cornwall, Gananoque, Port Colborne and the District of Algoma in Ontario; (vii) a 39% equity investment in the Wataynikaneyap Power Limited Partnership, a power project in Ontario in the development stage; (viii) an indirect approximate 60% controlling ownership interest in Caribbean Utilities Company, Ltd., an integrated electric utility in Grand Cayman, Cayman Islands, the Class A Ordinary Shares of which are listed on the TSX under the symbol CUP.U; (ix) FortisTCI Limited and Turks and Caicos Utilities Limited, integrated electric utilities on the Turks and Caicos Islands; and (x) an approximate 33% equity investment in Belize Electricity Limited, an integrated electric utility in Belize;

(d)
Non-Regulated — Energy Infrastructure: consisting of (i) the Aitken Creek natural gas storage facility in British Columbia; and (ii) the 25-MW Mollejon, 7-MW Chalillo and 19-MW Vaca hydroelectric generating facilities in Belize; and

(e)
Non-Regulated — Corporate and Other: captures expenses and revenues not specifically related to any reportable segment and those business operations that are below the required threshold for segmented reporting, including our net corporate expenses and non-regulated holding company expenses.

RECENT DEVELOPMENTS
FERC Complaint Relating to ITC Midwest
On November 2, 2022, the Federal Energy Regulatory Commission (“FERC”) denied the complaint filed by the Iowa Coalition for Affordable Transmission (“ICAT”), including Alliant Energy Corporation, which sought to lower ITC Midwest’s equity ratio from 60% to 53%. FERC concluded that ICAT had not demonstrated that ITC Midwest failed the three-prong test for permitting the use of its actual capital structure for rate-making purposes.
SHARE CAPITAL OF FORTIS
Our authorized share capital consists of an unlimited number of Common Shares, an unlimited number of First Preference Shares issuable in series and an unlimited number of Second Preference Shares issuable in series, in each case without nominal or par value.
As at November 17, 2022, 480,308,482 Common Shares, 5,000,000 First Preference Shares, Series F, 9,200,000 First Preference Shares, Series G, 7,665,082 First Preference Shares, Series H, 2,334,918 First Preference Shares, Series I, 8,000,000 First Preference Shares, Series J, 10,000,000 First Preference Shares, Series K, and 24,000,000 First Preference Shares, Series M, were issued and outstanding. Our Common Shares, First Preference Shares, Series F, First Preference Shares, Series G, First Preference Shares, Series H, First Preference Shares, Series I, First Preference Shares, Series J, First Preference Shares, Series K and First Preference Shares, Series M are listed on the TSX under the symbols “FTS”, “FTS.PR.F”, “FTS.PR.G”, “FTS.PR.H”, “FTS.PR.I”, “FTS.PR.J”, “FTS.PR.K” and “FTS.PR.M”, respectively. Our Common Shares are also listed on the NYSE under the symbol “FTS”.

EARNINGS COVERAGE RATIOS
The applicable Prospectus Supplement will provide, as required, the earnings coverage ratios with respect to the issuance of Securities pursuant to such Prospectus Supplement.
DIVIDEND POLICY
Dividends on the Common Shares are declared at the discretion of our Board of Directors. We paid cumulative cash dividends on our Common Shares of $2.05 in 2021, $1.9375 in 2020 and $1.8275 in 2019. On November 18, 2021, our Board of Directors declared a first quarter dividend of $0.535 per Common Share, which was paid on March 1, 2022 to holders of record on February 15, 2022. On February 10, 2022, our Board of Directors declared a second quarter dividend of $0.535 per Common Share, which was paid on June 1, 2022 to holders of record on May 17, 2022. On July 27, 2022, our Board of Directors declared a third quarter dividend of $0.535 per Common Share, which was paid on September 1, 2022 to holders of record on August 19, 2022. On September 28, 2022, our Board of Directors declared a fourth quarter dividend of $0.565 per Common Share, which will be paid on December 1, 2022 to holders of record on November 17, 2022. On November 17, 2022, our Board of Directors declared a first quarter dividend for 2023 of $0.565 per Common Share, which will be paid on March 1, 2023 to holders of record on February 15, 2023. We have increased our annual Common Share dividend payment for 49 consecutive years.
In October 2022, we provided updated dividend growth guidance targeting annual dividend growth of 4 – 6% through 2027. We expect long-term growth in rate base will drive earnings that support dividend growth and reduce our dividend payout ratio over time to be in line with historical levels. The dividend growth guidance will also provide flexibility to fund more capital projects with internally generated funds and is premised on the assumptions of management described in this Prospectus under the heading “Special Note Regarding Forward-Looking Information” and in our Interim MD&A under the heading “Forward-Looking Information”.
Regular quarterly dividends at the prescribed annual rate have been paid on all of the First Preference Shares, Series F; First Preference Shares, Series G; First Preference Shares, Series H; First Preference Shares, Series I; First Preference Shares, Series J; First Preference Shares, Series K; and First Preference Shares, Series M (collectively, the “Outstanding First Preference Shares”). Our Board of Directors declared a first quarter dividend on the Outstanding First Preference Shares on November 18, 2021, in each case in accordance with the applicable prescribed annual rate or floating rate, as the case may be, which was paid on March 1, 2022 to holders of record on February 15, 2022. On February 10, 2022, our Board of Directors declared a second quarter dividend on the Outstanding First Preference Shares, in accordance with the applicable prescribed annual rate or floating rate, as the case may be, in each case which was paid on June 1, 2022 to holders of record on May 17, 2022. On July 27, 2022, our Board of Directors declared a third quarter dividend on the Outstanding First Preference Shares, in accordance with the applicable prescribed annual rate or floating rate, as the case may be, in each case which was paid on September 1, 2022 to holders of record on August 19, 2022. On September 28, 2022, our Board of Directors declared a fourth quarter dividend on the Outstanding First Preference Shares, in accordance with the applicable prescribed annual rate or floating rate, as the case may be, in each case to be paid on December 1, 2022 to holders of record on November 17, 2022. On November 17, 2022, our Board of Directors declared a first quarter dividend for 2023 on the Outstanding First Preference Shares, in accordance with the applicable prescribed annual rate or floating rate, as the case may be, in each case to be paid on March 1, 2023 to holders of record on February 15, 2023.
DESCRIPTION OF SECURITIES OFFERED
Common Shares
Common Shares may be offered separately or together with First Preference Shares, Second Preference Shares, Subscription Receipts or Debt Securities under this Prospectus. Common Shares may also be issuable on conversion or exchange of certain Debt Securities and Subscription Receipts qualified for issuance under this Prospectus.
Each Common Share offered hereunder will have the terms described below.

Dividends
Dividends on Common Shares are declared at the discretion of our Board of Directors. Holders of Common Shares are entitled to dividends on a pro rata basis if, as and when declared by our Board of Directors. Subject to the rights of the holders of First Preference Shares and Second Preference Shares and any of our other classes of shares entitled to receive dividends in priority to or rateably with the holders of the Common Shares, our Board of Directors may declare dividends on the Common Shares to the exclusion of any of our other classes of shares.
Liquidation, Dissolution or Winding-Up
On our liquidation, dissolution or winding-up, holders of Common Shares are entitled to participate rateably in any distribution of our assets, subject to the rights of holders of the First Preference Shares and Second Preference Shares and any of our other classes of shares entitled to receive our assets on such a distribution in priority to or rateably with the holders of the Common Shares.
Voting Rights
Holders of the Common Shares are entitled to receive notice of and to attend all annual and special meetings of our shareholders, other than separate meetings of holders of any other class or series of shares, and to one vote in respect of each Common Share held at such meetings.
First Preference Shares
The following is a summary of the material rights, privileges, conditions and restrictions attached to the First Preference Shares as a class. The specific terms of the First Preference Shares, including the currency in which First Preference Shares may be purchased and redeemed and the currency in which any dividend is payable, if other than Canadian dollars, and the extent to which the general terms described in this section apply to those First Preference Shares, will be set forth in the applicable Prospectus Supplement. One or more series of First Preference Shares may be sold separately or together with Common Shares, Second Preference Shares, Subscription Receipts or Debt Securities under this Prospectus.
Issuance in Series
Our Board of Directors may from time to time issue First Preference Shares in one or more series. Prior to issuing shares in a series, our Board of Directors is required to fix the number of shares in the series and determine the designation, rights, privileges, restrictions and conditions attaching to that series of First Preference Shares.
Priority
The shares of each series of First Preference Shares rank on a parity with the First Preference Shares of every other series and in priority to all of our other shares, including the Second Preference Shares, as to the payment of dividends, return of capital and the distribution of our assets in the event of a liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets among our shareholders for the purpose of winding-up our affairs. Each series of First Preference Shares participates rateably with every other series of First Preference Shares in respect of accumulated cumulative dividends and returns of capital if any amount of cumulative dividends, whether or not declared, or amount payable on the return of capital in respect of a series of First Preference Shares, is not paid in full.
Voting
The holders of the First Preference Shares are not entitled to any voting rights as a class except to the extent that voting rights may from time to time be attached to any series of First Preference Shares, and except as provided by law or as described below under “— Modification”. At any meeting of the holders of First Preference Shares, each holder shall have one vote in respect of each First Preference Share held.
Redemption
Subject to the provisions of the Corporations Act (Newfoundland and Labrador) and any provisions relating to any particular series, we, upon giving proper notice, may redeem out of capital or otherwise at any time, or from time to time, the whole or any part of the then outstanding First Preference Shares of any one or more series on payment for each such First Preference Share of such price or prices as may be applicable to such series. Subject to the foregoing, if only a part of the then outstanding First Preference Shares of any particular series is at any time redeemed, the shares to be redeemed will be selected by lot in such manner as our Board of Directors or the transfer agent for the First Preference Shares, if any, decide, or if our Board of Directors so determine, may be redeemed pro rata disregarding fractions.
Modification
The class provisions attached to the First Preference Shares may only be amended with the prior approval of the holders of the First Preference Shares, in addition to any other approvals required by the Corporations Act (Newfoundland and Labrador) or any other statutory provisions of like or similar effect in force from time to time. The approval of the holders of the First Preference Shares with respect to any and all matters may be given by at least two-thirds of the votes cast at a meeting of the holders of the First Preference Shares duly called for that purpose.
Second Preference Shares
The rights, privileges, conditions and restrictions attaching to the Second Preference Shares are substantially identical to those attaching to the First Preference Shares, except that the Second Preference Shares are junior to the First Preference Shares with respect to the payment of dividends, repayment of capital and the distribution of our assets in the event of a liquidation, dissolution or winding up.
The specific terms of the Second Preference Shares, including the currency in which Second Preference Shares may be purchased and redeemed and the currency in which any dividend is payable, if other than Canadian dollars, and the extent to which the general terms described in this Prospectus apply to those Second Preference Shares, will be set forth in the applicable Prospectus Supplement. One or more series of Second Preference Shares may be sold separately or together with Common Shares, First Preference Shares, Subscription Receipts or Debt Securities under this Prospectus.
Subscription Receipts
Subscription Receipts may be offered separately or together with Common Shares, First Preference Shares, Second Preference Shares or Debt Securities, as the case may be. Subscription Receipts will be issued under a subscription receipt agreement (the “Subscription Receipt Agreement”) that will be entered into between us and the escrow agent (the “Escrow Agent”) at the time of issuance of the Subscription Receipts. Each Escrow Agent will be a financial institution authorized to carry on business as a trustee. If underwriters or agents are used in the sale of any Subscription Receipts, one or more of such underwriters or agents may also be a party to the Subscription Receipt Agreement governing the Subscription Receipts sold to or through such underwriter or agent.
The Subscription Receipt Agreement will provide each initial purchaser of Subscription Receipts with a non-assignable contractual right of rescission following the issuance of any Common Shares, First Preference Shares, Second Preference Shares or Debt Securities, as applicable, to such purchaser upon the exchange of the Subscription Receipts if this Prospectus, the Prospectus Supplement under which the Subscription Receipts are offered, or any amendment hereto or thereto contains a misrepresentation, as such term is defined in the Securities Act (Ontario). This contractual right of rescission will entitle such initial purchaser to receive the amount paid for the Subscription Receipts upon surrender of the Securities issued in exchange therefor, provided that such remedy for rescission is exercised in the time stipulated in the Subscription Receipt Agreement. This right of rescission will not extend to any holders of Subscription Receipts who acquire such Subscription Receipts from an initial purchaser on the open market or otherwise.
The applicable Prospectus Supplement will include details of the Subscription Receipt Agreement covering the Subscription Receipts being offered. The specific terms of the Subscription Receipts, and the extent to which the general terms described in this section apply to those Subscription Receipts, will be set forth in the applicable Prospectus Supplement. A copy of the Subscription Receipt Agreement will be filed by us with securities regulatory authorities after it has been entered into by us and will be available on our SEDAR profile at www.sedar.com.

This section describes the general terms that will apply to any Subscription Receipts being offered. The terms and provisions of any Subscription Receipts offered under a Prospectus Supplement may differ from the terms described below, and may not be subject to or contain any or all of such terms. The particular terms of each issue of Subscription Receipts that will be described in the related Prospectus Supplement will include, where applicable:
(a)
the number of Subscription Receipts;

(b)
the price at which the Subscription Receipts will be offered;

(c)
conditions for the exchange of Subscription Receipts into Common Shares, First Preference Shares, Second Preference Shares or Debt Securities, as the case may be (the “Release Conditions”), and the consequences of such conditions not being satisfied;

(d)
the procedures for the exchange of the Subscription Receipts into Common Shares, First Preference Shares, Second Preference Shares or Debt Securities;

(e)
the number of Common Shares, First Preference Shares, Second Preference Shares or Debt Securities to be exchanged for each Subscription Receipt;

(f)
the aggregate principal amount, currency or currencies, denominations and terms of the series of Common Shares, First Preference Shares, Second Preference Shares or Debt Securities that may be exchanged upon exercise of each Subscription Receipt;

(g)
the designation and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each Security;

(h)
the dates or periods during which the Subscription Receipts may be exchanged into Common Shares, First Preference Shares, Second Preference Shares or Debt Securities;

(i)
the identity of the Escrow Agent;

(j)
the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of such Subscription Receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”) pending satisfaction of the Release Conditions;

(k)
the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to us upon satisfaction of the Release Conditions and if the Subscription Receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commissions in connection with the sale of the Subscription Receipts;

(l)
procedures for the payment by the Escrow Agent to holders of such Subscription Receipts of an amount equal to all or a portion of the subscription price of their Subscription Receipts, plus any additional amounts provided for in the Subscription Receipt Agreement, if the Release Conditions are not satisfied;

(m)
any contractual right of rescission to be granted to initial purchasers of such Subscription Receipts in the event that this Prospectus, the Prospectus Supplement under which Subscription Receipts are issued or any amendment hereto or thereto contains a misrepresentation;

(n)
material U.S. and Canadian federal income tax consequences of owning the Subscription Receipts; and

(o)
any other material terms and conditions of the Subscription Receipts.

Prior to the exchange of their Subscription Receipts, holders of Subscription Receipts will not have any of the rights of holders of the securities to be received on the exchange of the Subscription Receipts.
Escrow
The Subscription Receipt Agreement will provide that the Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to us (and, if the Subscription Receipts are sold to or through underwriters or agents, a portion of the Escrowed Funds may be released to such underwriters or agents in payment of all or a portion of their fees in connection with the sale of the Subscription Receipts) at the time and under the terms specified by the Subscription Receipt Agreement. If the Release Conditions are not satisfied, holders of Subscription Receipts will receive payment of an amount equal to all or a portion of the subscription price for their Subscription Receipts, plus any additional amounts provided for in the Subscription Receipt Agreement, in accordance with the terms of the Subscription Receipt Agreement.
Modifications
The Subscription Receipt Agreement will specify the terms upon which modifications and alterations to the Subscription Receipts issued thereunder may be made by way of a resolution of holders of Subscription Receipts at a meeting of such holders or by way of consent in writing from such holders. The number of holders of Subscription Receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement. The Subscription Receipt Agreement will also specify that we may amend the Subscription Receipt Agreement and the Subscription Receipts, without the consent of the holders of the Subscription Receipts, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of the holder of outstanding Subscription Receipts or as otherwise specified in the Subscription Receipt Agreement.
Debt Securities
Debt Securities, which will be our direct senior or subordinated obligations, may be offered separately or together with Common Shares, First Preference Shares, Second Preference Shares or Subscription Receipts under this Prospectus, or on conversion or exchange of any such Securities. The particular terms and provisions of a series of Debt Securities offered pursuant to an accompanying Prospectus Supplement, and the extent to which the general terms and provisions described below may apply to such Debt Securities, will be described in the applicable Prospectus Supplement.
Debt Securities may be issued under a trust indenture dated as of October 4, 2016 between us, The Bank of New York Mellon, as the U.S. trustee, and BNY Trust Company of Canada, as the Canadian co-trustee (the “U.S. Indenture”), or under a trust indenture dated as of December 12, 2016 between us and Computershare Trust Company of Canada (the “Canadian Indenture”), a copy of each of which has been filed on our SEDAR profile at www.sedar.com, as supplemented from time to time. Debt Securities issued under the Canadian Indenture will not be offered or sold to persons in the U.S. pursuant to this Prospectus. Debt Securities may also be issued under new indentures between us and a trustee or trustees as will be described in a Prospectus Supplement for such Debt Securities (collectively, with the U.S. Indenture and the Canadian Indenture, the “Indentures”). A copy of any Indenture or supplement thereto entered into by us will be filed with securities regulatory authorities and will be available on our SEDAR profile at www.sedar.com.
This Prospectus does not qualify a distribution of Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items. For greater certainty, this Prospectus may qualify a distribution of Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or bankers’ acceptance rate, or to recognized market benchmark interest rates.
We conduct our business primarily through our subsidiaries. Accordingly, our ability to meet our obligations under the Debt Securities is dependent primarily on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Our subsidiaries are separate legal entities and have no independent obligation to pay dividends to us. Prior to paying dividends to us, the subsidiaries have financial obligations that must be satisfied, including among others, their operating expenses and obligations to creditors. Furthermore, our regulated utilities are required by regulation to maintain a minimum equity-to-total capital ratio that may restrict their ability to pay dividends to us or may require that we contribute capital. The future enactment of laws or regulations may prohibit or further restrict the ability of our subsidiaries to pay upstream dividends or to repay intercorporate indebtedness. In addition, the rights that we and our creditors would have to participate in the assets of any such subsidiary upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors. Certain of our subsidiaries have incurred substantial amounts of debt in the operations and expansion of their businesses, and we anticipate that certain of our subsidiaries will continue to do so in the future.
Holders of Debt Securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any holders of preference or preferred shares. In addition to trade debt, certain of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities. The Debt Securities will be effectively subordinated to any of our existing and future secured obligations to the extent of the value of the collateral securing such obligations. The Debt Securities will be structurally subordinated to all liabilities and any preference or preferred shares of our subsidiaries.
As of November 17, 2022, on a consolidated basis (including securities due within one year), we and our operating subsidiaries had approximately $28.3 billion of outstanding debt, of which approximately $23.8 billion was subsidiary debt. Unless otherwise specified in a Prospectus Supplement, the Indentures do not limit, and future Indentures will not limit, the amount of indebtedness or preference or preferred shares issuable by our subsidiaries.
The following description of the Debt Securities is only a summary and is not intended to be comprehensive. For additional information you should refer to the Indenture under which such Debt Securities are issued.
General
The Indentures will not limit the amount of Debt Securities that we may issue thereunder. We may issue Debt Securities from time to time under an Indenture in one or more series by entering into supplemental indentures or by our Board of Directors or a duly authorized committee authorizing the issuance. The Debt Securities of a series need not be issued at the same time, bear interest at the same rate or mature on the same date.
The Prospectus Supplement for a particular series of Debt Securities will disclose the specific terms of such Debt Securities, including the price or prices at which the Debt Securities to be offered will be issued. Those terms may include some or all of the following:
(a)
the title of the series;

(b)
the total principal amount of the Debt Securities of the series;

(c)
the date or dates on which principal is payable or the method for determining the date or dates, and any right that we have to change the date on which principal is payable;

(d)
the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

(e)
any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

(f)
whether we may extend the interest payment periods and, if so, the terms of the extension;

(g)
the place or places where payments will be made;

(h)
whether we have the option to redeem the Debt Securities and, if so, the terms of such redemption option;

(i)
any obligation that we have to redeem the Debt Securities through a sinking fund or to purchase the Debt Securities through a purchase fund or at the option of the holder;

(j)
any conversion or exchange right granted to holders, the terms and conditions thereof and the number and designation of the securities to be received by holders on any such conversion or exchange;

(k)
the currency in which the Debt Securities may be purchased and in which the principal and any interest is payable;

(l)
if payments may be made, at our election or at the holder’s election, in a currency other than that in which the Debt Securities are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

(m)
the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

(n)
whether the Debt Securities will be issuable as global securities and, if so, the securities depositary;

(o)
the events of default or covenants with respect to the Debt Securities;

(p)
any index or formula used for determining principal, premium or interest;

(q)
the terms of the subordination of any series of subordinated debt;

(r)
if the principal payable on the maturity date will not be determinable on one or more dates prior to the maturity date, the amount which will be deemed to be such principal amount or the manner of determining it;

(s)
the person to whom any interest shall be payable if other than the person in whose name the Debt Security is registered on the regular record date for such interest payment; and

(t)
any other terms.

The Debt Securities offered pursuant to this Prospectus and any Prospectus Supplement may be represented by instalment receipts, the particular terms and provisions of which will be described in the applicable Prospectus Supplement and set out in an instalment receipt and pledge agreement. Any such instalment receipt will evidence, among other things, (a) the fact that a first instalment payment has been made in respect of the Debt Securities represented thereby and (b) the beneficial ownership of the Debt Securities represented by the instalment receipt, subject to a pledge of such Debt Securities securing the obligation to pay the balance outstanding under such Debt Securities on or prior to a certain date. A copy of any such instalment receipt and pledge agreement will be filed by us with securities regulatory authorities after it has been entered into and will be available on our SEDAR profile at www.sedar.com.
CHANGES IN SHARE AND LOAN CAPITAL STRUCTURE
The following describes the changes in our share and loan capital structure since September 30, 2022:
(a)
there were no changes in our issued and outstanding Common Shares during the period from October 1, 2022 up to and including November 17, 2022; and

(b)
during the period from October 1, 2022 up to and including November 17, 2022, our consolidated long-term debt, capital lease and finance obligations, including current portions and committed credit facility borrowings classified as long-term debt decreased by approximately $500 million, principally due to changes in the U.S. dollar to Canadian dollar exchange rate during the period.

PRIOR SALES AND TRADING PRICES AND VOLUME
Prior sales will be provided, as required, in a Prospectus Supplement with respect to the issuance of Securities pursuant to such Prospectus Supplement.
Trading prices and volume of the Common Shares and the First Preference Shares will be provided, as required, in each Prospectus Supplement to this Prospectus.
USE OF PROCEEDS
We intend to use the net proceeds from the sale of Securities to repay indebtedness, to directly or indirectly finance future growth opportunities and/or for general corporate purposes. Specific information about the use of net proceeds of any offering of Securities under this Prospectus will be set forth in the applicable Prospectus

Supplement. We may invest funds which we do not immediately use. Such investments may include short-term marketable investment grade securities denominated in Canadian dollars, U.S. dollars or other currencies. We may, from time to time, issue securities other than pursuant to this Prospectus.
PLAN OF DISTRIBUTION
We and any Selling Securityholder may sell the Securities, separately or together, to or through one or more underwriters or dealers, purchasing as principals for public offering and sale by them, and may also sell Securities to one or more other purchasers directly or through agents. Securities sold to the public pursuant to this Prospectus may be offered and sold exclusively in Canada or the U.S., or in both jurisdictions. The Prospectus Supplement relating to an offering of Securities will indicate the jurisdiction or jurisdictions in which such offering is being made to the public. Each Prospectus Supplement will set out the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price or prices of the Securities (or the manner of determination thereof if offered on a non-fixed price basis, including sales in transactions that are deemed to be “at-the-market distributions” as defined in NI 44-102), and the proceeds to us or the applicable Selling Securityholder from the sale of the Securities. Only underwriters, dealers or agents so named in the Prospectus Supplement are deemed to be underwriters, dealers or agents, as the case may be, in connection with the Securities offered thereby.
The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The prices at which the Securities may be offered may vary between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters, dealers or agents will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters, dealers or agents to us or the applicable Selling Securityholder.
If underwriters or dealers purchase Securities as principals, the Securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters or dealers to purchase those Securities will be subject to certain conditions precedent, and the underwriters or dealers will be obligated to purchase all the Securities offered by the Prospectus Supplement if any of such Securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid may be changed from time to time.
The Securities may also be sold directly by us or any Selling Securityholder in accordance with applicable securities laws at prices and upon terms agreed to by the purchaser and us or the Selling Securityholder, as applicable, or through agents designated by us or the Selling Securityholder, as applicable, from time to time. Any agent involved in the offering and sale of Securities pursuant to a particular Prospectus Supplement will be named, and any commissions payable by us or the Selling Securityholder, as applicable, to that agent will be set forth, in such Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any agent would be acting on a best efforts basis for the period of its appointment.
In connection with the sale of the Securities, underwriters, dealers or agents may receive compensation from us or the Selling Securityholder, as applicable, in the form of commissions, concessions and discounts. Any such commissions may be paid out of our or the Selling Securityholder’s general funds, as applicable, or the proceeds of the sale of Securities. Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreement to be entered into with the us or the Selling Securityholder, as applicable, to indemnification by us or the Selling Securityholder, as applicable, against certain liabilities, including liabilities under Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.
In connection with any offering of Securities, other than an “at-the-market distribution”, the applicable Prospectus Supplement will set forth any intention by the underwriters, dealers or agents to offer, allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. A purchaser who acquires Securities forming part of the underwriters’, dealers’ or agents’ over-allocation position acquires those Securities under this Prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the over-allotment option or secondary market purchases.
No underwriter or dealer involved in an “at-the-market distribution”, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such an underwriter or dealer may over-allot Securities in connection with the distribution or may effect any other transactions that are intended to stabilize or maintain the market price of the Securities in connection with an “at-the-market distribution”.
SELLING SECURITYHOLDERS
This Prospectus may also, from time to time, relate to the offering of Securities by way of a secondary offering by certain Selling Securityholders. The terms under which the Securities may be offered by Selling Securityholders will be described in the applicable Prospectus Supplement. The Prospectus Supplement for or including any offering of Securities by Selling Securityholders will include, without limitation, where applicable:
(a)
the names of the Selling Securityholders;

(b)
the number and type of Securities owned, controlled or directed by each of the Selling Securityholders;

(c)
the number of Securities being distributed for the account of each Selling Securityholder;

(d)
the number of Securities to be owned, controlled or directed by the Selling Securityholders after the distribution and the percentage that number or amount represents out of the total number of outstanding Securities of the relevant class;

(e)
whether the Securities are owned by the Selling Securityholders, both of record and beneficially, of record only or beneficially only;

(f)
if the Selling Securityholder purchased any of the Securities held by it in the 24 months preceding the date of the Prospectus Supplement, the date or dates on which the Selling Securityholders acquired the Securities; and

(g)
if the Selling Securityholder acquired the Securities held by it in the 12 months preceding the date of the Prospectus Supplement, the cost thereof to the Selling Securityholder in the aggregate and on a per security basis.

CERTAIN INCOME TAX CONSIDERATIONS
The applicable Prospectus Supplement will describe certain material Canadian federal income tax consequences to an investor of the acquisition, ownership and disposition of any Securities offered thereunder. The applicable Prospectus Supplement may also describe certain U.S. federal income tax considerations generally applicable to the acquisition, ownership and disposition of any Securities offered thereunder by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code).
RISK FACTORS
An investment in the Securities involves certain risks. A prospective purchaser of Securities should carefully consider the risk factors described under:
(a)
the heading “Business Risks” found on pages 25 to 31 of the Annual MD&A; and

(b)
the heading “Business Risks” found on page 18 of the Interim MD&A,

each of which is incorporated by reference herein. In addition, prospective purchasers of Securities should carefully consider, in light of their own financial circumstances, the risk factors set out below, as well as the other information contained in this Prospectus (including the documents incorporated by reference herein) and in all subsequently filed documents incorporated by reference and those described in a Prospectus Supplement relating to a specific offering of Securities, before making an investment decision.
As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of otherwise applicable SEC and NYSE requirements.
As a foreign private issuer, in reliance on NYSE rules that permit a foreign private issuer to follow the corporate governance practices of its home country, we will be permitted to follow certain Canadian corporate governance practices instead of those otherwise required under the corporate governance standards for U.S. domestic issuers. We follow Canadian home country practices with regard to obtaining shareholder approval for certain dilutive events. We may in the future elect to follow Canadian home country practices with regard to other matters such as the formation and composition of our Board of Directors, our audit, human resources and governance and sustainability committees and separate sessions of independent directors. Accordingly, our investors may not be afforded the same protection as provided under NYSE corporate governance rules. Following Canadian home country governance practices as opposed to the requirements that would otherwise apply to a U.S. company listed on the NYSE may provide less protection than is accorded to investors in U.S. domestic issuers.
As a foreign private issuer, we will not be subject to the provisions of Regulation FD or U.S. proxy rules and will be exempt from filing certain Exchange Act reports, which could result in the Securities being less attractive to investors.
As a foreign private issuer, we will be exempt from a number of requirements under U.S. securities laws that apply to public companies that are not foreign private issuers. In particular, we will be exempt from the rules and regulations under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the insider reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file annual and current reports and financial statements with the SEC as frequently or as promptly as U.S. domestic issuers whose securities are registered under the Exchange Act and we will generally be exempt from filing quarterly reports with the SEC under the Exchange Act. We will also be exempt from the provisions of Regulation FD, which prohibits the selective disclosure of material non-public information to, among others, broker-dealers and holders of a company’s securities under circumstances in which it is reasonably foreseeable that the holder will trade in the company’s securities on the basis of the information. Even though we intend to comply voluntarily with Regulation FD, these exemptions and leniencies will reduce the frequency and scope of information and protections to which you are entitled as an investor.
We will lose our foreign private issuer status if a majority of our common shares are directly or indirectly held by residents of the United States as of the last business day of a completed second fiscal quarter. The loss of our foreign private issuer status would require us to comply with all U.S. securities law requirements applicable to U.S. domestic issuers. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer will be significantly higher than the costs we incur as a Canadian foreign private issuer eligible to use MJDS.
If we cease to be a foreign private issuer, we would not be eligible to use MJDS or other foreign issuer forms and will be required to file periodic and current reports, proxy statements and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. We may also be required to modify certain of our policies to comply with the governance obligations of U.S. domestic issuers. Such modifications will involve additional costs. In addition, we would lose our ability to rely upon exemptions from certain corporate governance requirements that are available to foreign private issuers with securities listed on the NYSE.
DIRECTORS AND OFFICERS
From October 2018 until April 2021, our director Maura J. Clark served on the board of directors of Garrett Motion Inc. (“Garrett”), a NYSE listed company. On September 20, 2020, Garrett and certain affiliated companies filed petitions in the United States Bankruptcy Court for the Southern District of New

York seeking relief under Chapter 11 of the United States Bankruptcy Code. Garrett emerged from the Chapter 11 proceedings in April 2021.
AUDITORS
Our auditors are Deloitte LLP, 5 Springdale Street, Suite 1000, St. John’s, Newfoundland and Labrador A1E 0E4. Deloitte LLP is independent of us in accordance with the Rules of Professional Conduct of the Association of Chartered Professional Accountants of Newfoundland and Labrador and in accordance with the applicable rules and regulations of the SEC and the Public Company Accounting Oversight Board.
LEGAL MATTERS
Unless otherwise specified in a Prospectus Supplement relating to a specific offering of Securities, certain legal matters relating to the offering of Securities will be passed upon on our behalf by Davies Ward Phillips & Vineberg LLP, Toronto. At the date hereof, partners and associates of Davies Ward Phillips & Vineberg LLP own beneficially, directly or indirectly, less than 1% of any of our securities or any of our associates or affiliates.
ENFORCEABILITY OF CIVIL LIABILITIES
We are continued under the laws of the Province of Newfoundland and Labrador, Canada. Some of our directors, the majority of our officers, and some of the experts named in this Prospectus, are residents of Canada, and all or a substantial portion of their assets, and a substantial portion of our assets, are located outside the U.S. We have appointed an agent for service of process in the U.S., but it may be difficult for holders of Securities who reside in the U.S. to effect service within the U.S. upon those directors, officers and experts who are not residents of the U.S. It may also be difficult for holders of the Securities who reside in the U.S. to realize in the U.S. upon judgments of courts of the U.S. predicated upon our civil liability and the civil liability of our directors and officers and experts under U.S. federal securities laws.
We have filed with the SEC, concurrently with the Registration Statement, an appointment of agent for service of process on Form F-X. Under the Form F-X, we have appointed CT Corporation System, 28 Liberty Street, New York, NY 10005, as our agent for service of process in the U.S. in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against us in a U.S. court arising out of or related to or concerning the offering of the Securities under the Registration Statement.
Additionally, it might be difficult for shareholders to enforce judgments of U.S. courts based solely upon civil liability provisions of the U.S. federal securities laws or the securities or “blue sky” laws of any state within the U.S. in a Canadian court against us or any of our non-U.S. resident directors, officers or the experts named in this Prospectus or to bring an original action in a Canadian court to enforce liabilities based on the U.S. federal or state securities laws against such persons.
Eight of our directors, Mr. Paul J. Bonavia, Mr. Lawrence T. Borgard, Ms. Maura J. Clark, Ms. Lisa Crutchfield, Ms. Margarita K. Dilley, Ms. Julie A. Dobson, Ms. Gianna M. Manes and Mr. David G. Hutchens, our President and Chief Executive Officer, reside outside of Canada and each has appointed Fortis Inc., Suite 1100, 5 Springdale Street, P.O. Box 8837, St. John’s, Newfoundland and Labrador A1B 3T2 as agent for service of process. Investors are advised that it may not be possible to enforce judgments obtained in Canada against any person that resides outside of Canada, even if such person has appointed an agent for service of process.
WELL-KNOWN SEASONED ISSUER
On December 6, 2021, the securities regulatory authorities in each of the provinces and territories of Canada each independently adopted a series of substantively harmonized blanket orders, including Ontario Instrument 44-501 — Exemption from Certain Prospectus Requirements for Well-known Seasoned Issuers (Interim Class Order) (together with the equivalent local blanket orders in each of the other provinces and territories of Canada, collectively, the “WKSI Blanket Orders”). The WKSI Blanket Orders came into force on January 4, 2022 and allow “well-known seasoned issuers”, or “WKSIs”, to file a final short form base shelf prospectus as the first public step in an offering, and exempt qualifying issuers from certain disclosure requirements relating to such final short form base shelf prospectus. The Corporation has determined that, on the date hereof, it qualifies as a “well-known seasoned issuer” under the WKSI Blanket Orders.

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS
Indemnification
Under the Corporations Act (Newfoundland and Labrador) (the “Corporations Act”), except in respect of an action by or on our behalf to obtain a judgment in our favor, we may indemnify a director or officer, a former director or officer, or a person who acts or has acted at our request as a director or officer of a body corporate of which we are or were a shareholder or creditor (a “body corporate”), and his or her heirs and legal representatives (each, an “indemnified person”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the indemnified person in respect of any civil, criminal or administrative action or proceeding to which the indemnified person is made a party by reason of being or having been our director or officer or that of a body corporate, if the director or officer to be indemnified (i) acted honestly and in good faith with a view to our best interests, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. We may with the approval of a court indemnify an indemnified person in respect of an action by or on our behalf to obtain a judgment in our favor, to which the person is made a party because of being or having been our director or officer, against all costs, charges and expenses reasonably incurred by the person in connection with the action where the person fulfils the conditions set out in (i) and (ii) above.
Under Section 207 of the Corporations Act, notwithstanding the above, an indemnified person is entitled to indemnity from us in respect of costs, charges and expenses reasonably incurred by the person in connection with the defense of a civil, criminal or administrative action or proceeding to which the person is made a party because of being or having been our director or officer or a director or officer of a body corporate, where the person seeking indemnity:
•
was substantially successful on the merits in his or her defense of the action or proceeding;

•
qualifies in accordance with the standards set out in the above paragraph; and

•
is fairly and reasonably entitled to indemnity.

In addition, we may purchase and maintain insurance for the benefit of an indemnified person against liability incurred by the person (a) in his or her capacity as our director or officer, except where the liability relates to his or her failure to act honestly and in good faith with a view to our best interests; or (b) in his or her capacity as a director or officer of another body corporate where he or she acts or acted in that capacity at our request, except where the liability relates to his or her failure to act honestly and in good faith with a view to the best interests of that body corporate.
Subject to the above provisions of the Corporations Act, our by-laws require us to indemnify a director or officer, a former director or officer, or a person who acts or has acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, or his or her heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the person in respect of any civil, criminal or administrative action or proceeding to which the individual is involved because of that association with us or such other entity. Our by-laws authorize us to purchase and maintain insurance for the benefit of any such person against such liabilities and in such amounts as our board may determine and are permitted by the Corporations Act. Our by-laws further authorize us to execute indemnity agreements evidencing our indemnity in favor of the foregoing persons to the full extent permitted by law. Our by-laws provide that, unless prohibited by the Corporations Act, we may advance moneys to any director, officer or other person for the costs, charges and expenses of any such proceeding; provided, however, that such person must repay the moneys to us if the individual is found to not be entitled to indemnification under Section 207 of the Corporations Act.
We have purchased insurance against potential claims against our directors or officers and against loss for which we may be required or permitted by law to indemnify such directors and officers. We have also entered into indemnity agreements with our directors and officers which provide, among other things, that we will indemnify such persons to the full extent permitted by law. Pursuant to these agreements, we have agreed
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to provide such persons an advance of defense costs prior to final disposition of a proceeding, subject to an obligation for such persons to repay such advance if the individual is found to not be entitled to indemnification under Section 207 of the Corporations Act or otherwise at law.
Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the U.S. Securities Act and is therefore unenforceable.
Exhibits
The following exhibits have been filed as part of this Registration Statement:
Exhibit No.	Description
4.1	Unaudited condensed consolidated interim financial statements of the Registrant as at September 30, 2022 and for the three and nine months ended September 30, 2022 and 2021, together with the notes thereto (incorporated by reference to Exhibit 99.2 to the Registrant’s Form 6-K filed with the Commission on October 28, 2022)
4.2	Management Discussion and Analysis of financial condition and results of operations of the Registrant for the three and nine months ended September 30, 2022 (incorporated by reference to Exhibit 99.3 to the Registrant’s Form 6-K filed with the Commission on October 28, 2022)
4.3	Annual Information Form of the Registrant dated February 10, 2022, for the fiscal year ended December 31, 2021 (incorporated by reference to Exhibit 99.1 to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2021 filed with the Commission on February 11, 2022)
4.4	Audited consolidated financial statements of the Registrant as at December 31, 2021 and December 31, 2020 and for the fiscal years then ended, together with the notes thereto, and the auditor’s reports thereon of Deloitte LLP dated February 10, 2022 (incorporated by reference to Exhibit 99.2 to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2021 filed with the Commission on February 11, 2022)
4.5	Management Discussion and Analysis of financial condition and results of operations of the Registrant dated February 10, 2022 for the fiscal year ended December 31, 2021 (incorporated by reference to Exhibit 99.3 to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2021 filed with the Commission on February 11, 2022)
4.6	Management Information Circular of the Registrant dated March 18, 2022 prepared in connection with the Registrant’s annual and special meeting of shareholders held on May 5, 2022 (incorporated by reference to Exhibit 99.1 of the Registrant’s Form 6-K filed with the Commission on March 28, 2022)
5.1	Consent of Deloitte LLP (filed herewith)
5.2	Consent of Davies Ward Phillips & Vineberg LLP (filed herewith)
6.1	Powers of Attorney (included on the signature page of this Registration Statement)
7.1	Indenture dated as of October 4, 2016, among Fortis Inc., The Bank of New York Mellon, as the U.S. trustee and BNY Trust Company of Canada, as the Canadian trustee (incorporated by reference to Exhibit 99.7 to the Registrant’s Form 6-K filed with the Commission on November 23, 2016)
7.2	Statement of Eligibility on Form T-1 of The Bank of New York Mellon, with respect to the Indenture referred to in Exhibit 7.1 (filed herewith)
107	Filing Fee Table (filed herewith)
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PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1.   Undertaking
The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.
Item 2.   Consent to Service of Process
(a) Concurrently with the filing of this Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.
(b) Concurrently with the filing of this Form F-10, BNY Trust Company of Canada, as the Canadian trustee under the Indenture, is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.
(c) Any change to the name or address of the Registrant’s agent for service of process shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.
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EXHIBIT INDEX
Exhibit No.	Description
4.1	Unaudited condensed consolidated interim financial statements of the Registrant as at September 30, 2022 and for the three and nine months ended September 30, 2022 and 2021, together with the notes thereto (incorporated by reference to Exhibit 99.2 to the Registrant’s Form 6-K filed with the Commission on October 28, 2022)
4.2	Management Discussion and Analysis of financial condition and results of operations of the Registrant for the three and nine months ended September 30, 2022 (incorporated by reference to Exhibit 99.3 to the Registrant’s Form 6-K filed with the Commission on October 28, 2022)
4.3	Annual Information Form of the Registrant dated February 10, 2022, for the fiscal year ended December 31, 2021 (incorporated by reference to Exhibit 99.1 to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2021 filed with the Commission on February 11, 2022)
4.4	Audited consolidated financial statements of the Registrant as at December 31, 2021 and December 31, 2020 and for the fiscal years then ended, together with the notes thereto, and the auditor’s reports thereon of Deloitte LLP dated February 10, 2022 (incorporated by reference to Exhibit 99.2 to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2021 filed with the Commission on February 11, 2022)
4.5	Management Discussion and Analysis of financial condition and results of operations of the Registrant dated February 10, 2022 for the fiscal year ended December 31, 2021 (incorporated by reference to Exhibit 99.3 to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2021 filed with the Commission on February 11, 2022)
4.6	Management Information Circular of the Registrant dated March 18, 2022 prepared in connection with the Registrant’s annual and special meeting of shareholders held on May 5, 2022 (incorporated by reference to Exhibit 99.1 of the Registrant’s Form 6-K filed with the Commission on March 28, 2022)
5.1	Consent of Deloitte LLP (filed herewith)
5.2	Consent of Davies Ward Phillips & Vineberg LLP (filed herewith)
6.1	Powers of Attorney (included on the signature page of this Registration Statement)
7.1	Indenture dated as of October 4, 2016, among Fortis Inc., The Bank of New York Mellon, as the U.S. trustee and BNY Trust Company of Canada, as the Canadian trustee (incorporated by reference to Exhibit 99.7 to the Registrant’s Form 6-K filed with the Commission on November 23, 2016)
7.2	Statement of Eligibility on Form T-1 of The Bank of New York Mellon, with respect to the Indenture referred to in Exhibit 7.1 (filed herewith)
107	Filing Fee Table (filed herewith)

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tucson, State of Arizona, on November 21, 2022.
FORTIS INC.
By:	/s/ David G. Hutchens
Name: David G. Hutchens Title: President and Chief Executive Officer
Each person whose signature appears below constitutes and appoints David G. Hutchens, Jocelyn H. Perry and James R. Reid, and each of them, any of whom may act without the joinder of the others, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, and hereby grants to said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
This power of attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on November 21, 2022.
Name	Title
/s/ David G. Hutchens David G. Hutchens	President and Chief Executive Officer, Director (Principal Executive Officer)
/s/ Jocelyn H. Perry Jocelyn H. Perry	Executive Vice President, Chief Financial Officer (Principal Financial Officer and Accounting Officer)
/s/ Douglas J. Haughey Douglas J. Haughey	Chairman of the Board of Directors
/s/ Tracey C. Ball Tracey C. Ball	Director
/s/ Pierre J. Blouin Pierre J. Blouin	Director
/s/ Paul J. Bonavia Paul J. Bonavia	Director
/s/ Lawrence T. Borgard Lawrence T. Borgard	Director

Name	Title
/s/ Maura J. Clark Maura J. Clark	Director
/s/ Margarita K. Dilley Margarita K. Dilley	Director
/s/ Julie A. Dobson Julie A. Dobson	Director
/s/ Lisa L. Durocher Lisa L. Durocher	Director
/s/ Gianna M. Manes Gianna M. Manes	Director
/s/ Jo Mark Zurel Jo Mark Zurel	Director
/s/ Lisa Crutchfield Lisa Crutchfield	Director

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Fortis Inc. in the United States, on this 21st day of November, 2022.
FORTISUS INC.
By:	/s/ David G. Hutchens Name: David G. Hutchens Title: President and Chief Executive Officer